SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |x|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement

|_| Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

|_| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                         AMBASSADOR EYEWEAR GROUP, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

            --------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

      1)    Title of each class of securities to which transaction applies:

                                      N.A.
            --------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

                                      N.A.
            --------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N.A.
            --------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

                                      N.A.
            --------------------------------------------------------------------

      5)    Total fee paid:

                                      N.A.
            --------------------------------------------------------------------

      |_| Fee paid previously with preliminary materials

            --------------------------------------------------------------------

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:_______________________________________________
      2)  Form, Schedule or Registration Statement No.:_________________________
      3)  Filing Party:_________________________________________________________
      4)  Date Filed:___________________________________________________________

                         Ambassador Eyewear Group, Inc.
                               3600 Marshall Lane
                          Bensalem, Pennsylvania 19020

                -----------------------------------------------
                    Notice Of Annual Meeting Of Stockholders
                          To Be Held November 23, 1998
                -----------------------------------------------

The 1998 Annual Meeting of the Stockholders of Ambassador Eyewear Group, Inc. (the "Company") will be held at the Company's offices at 3600 Marshall Lane, Bensalem, Pennsylvania 19020 on November 23, 1998 at 1:00 p.m., eastern time for the following purposes:

            (1) To elect four directors to hold office for a term of one year or until their successors have been duly elected and qualified.

            (2) To approve a Plan of Internal Restructuring under which the Company proposes to transfer all of its tangible assets to a newly-created Pennsylvania subsidiary and reclassify the Company as a Delaware holding company which would retain the Company's intangible assets.

            (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 24, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                          By Order of the Board of Directors


                                          Raymond Green
                                          Secretary

October 23, 1998
Bensalem, Pennsylvania

                         Ambassador Eyewear Group, Inc.
                               3600 Marshall Lane
                          Bensalem, Pennsylvania 19020

                -----------------------------------------------
                       Proxy Statement For Annual Meeting
                -----------------------------------------------

      This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Ambassador Eyewear Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on November 23, 1998 at the Company's offices at 3600 Marshall Lane, Bensalem, Pennsylvania 19020 at 1:00 p.m., eastern time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to stockholders on or about October 23, 1998. The principal executive offices of the Company are located at the address indicated above.

      Only stockholders of record at the close of business on the record date, September 24, 1998 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof.

      On the Record Date, there were outstanding and entitled to vote 4,700,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.

                                Voting Of Proxies

      If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein (with respect to the matters as to which the stockholder is entitled to vote) (a) "FOR" the election of each of Rudy A. Slucker, Barry Budilov, Jay Rice, and Jeffrey Seiken as directors of the Company, (b) "FOR" the approval and ratification of the Company's Plan of Internal Restructuring under which the Company proposes to transfer all of its tangible assets to a newly-created Pennsylvania subsidiary and reclassify the Company as a Delaware holding company which would retain the Company's intangible assets, and (c) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board.

      A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

      Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the Company's Plan of Internal Restructuring, and, unless otherwise required by the Delaware General Corporation Law or the Company's Certificate of Incorporation, any and all other matters which may be put to a stockholder vote at the Meeting. Except for the election of directors, as to any particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, the Company's transfer agent.

                 Voting Securities and Principal Holders Thereof

      The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of September 24, 1998 for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, and (iii) all directors and executive officers as a group. The Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares. The information contained herein is based upon 4,700,000 outstanding shares of Common Stock. Unless otherwise indicated, the address for each such person listed below is c/o Ambassador Eyewear Group, Inc., 3600 Marshall Lane, Bensalem, Pennsylvania 19020.

                           Number of Shares
Name                       Beneficially Owned               Percentage of Class
----                       ------------------               -------------------

Kenneth Kitnick (1)           151,667                          2.94%
Jay Rice                          700                            *
Rudy Slucker (2)(3)(4)      2,444,500                         47.39%
Barry Budilov (5)           1,862,000                         36.10%
Raymond Green                       0                            --
Jeffrey Seiken                      0                            --
All directors and           3,958,867                         76.75%
   executive officers as
   a group (6 persons)
   (2)(3)(4)(5)

--------------------------------------
*Less than 1%

(1)   Includes options to acquire 151,667 shares of Common Stock of the Company.

(2) Includes 225,000 shares of Common Stock held in the names of Mr. Slucker's wife and two children over which Mr. Slucker disclaims beneficial ownership.

(3) Also includes an option to purchase 500,000 shares granted to Mr. Slucker from Barry Budilov.

(4) Includes (i) options to acquire 54,833 shares of Common Stock held by Mr. Slucker and (ii) 139,667 shares of Common Stock for Mr. Slucker issuable upon the conversion of Convertible Notes.

(5) Includes (i) options to acquire 54,833 shares of Common Stock held by held by Mr. Budilov and (ii) 57,167 shares of Common Stock for Mr. Budilov issuable upon the conversion of Convertible Notes.

      As of June 18, 1998, Mr. Slucker and Mr. Budilov donated 47,000 shares of Common Stock and intend to donate an additional 47,000 shares each, every 90 days (not to exceed 150,000 shares of Common Stock each including the initial 47,000 shares), to the Slucker Family Foundation, a charitable foundation over which Mr. Slucker is a controlling person. The Common Stock donated to the foundation will not be subject to a lock-up agreement with the underwriters of the Company's initial public offering. The above table does not reflect those donations.

PROPOSAL 1. ELECTION OF DIRECTORS

      At this year's Annual Meeting of Stockholders, four directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

      The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the following nominee directors: Rudy A. Slucker, Barry Budilov, Jay Rice and Jeffrey Seiken. If any of the nominee directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

The Board of Directors recommends a vote "FOR" the election of each of the nominee directors.

      The name and age of each of the nominee directors, their respective positions with the Company and the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominee directors and executive officers of the Company follows the table.

                                                                  Position
       Name                  Age     Position with the Company      Since
       ----                  ---     -------------------------      -----


       Rudy A. Slucker       49      Chairman of the Board of     May 1995
                                     Directors

       Barry Budilov         42      President and Chief          May 1995
                                     Executive Officer

       Kenneth B. Kitnick    35      Executive Vice President     June 1996
       Raymond Green         35      Treasurer                    May 1995
       Jay Rice              45      Director                     June 1997

       Jeffrey Seiken        44      Director                     June 1997

Certain Biographical Information Concerning Directors and Executive Officers

      Rudy A. Slucker has served as Chairman of the Board of Directors of the Company since May 1995. Mr. Slucker also serves on a full time basis as Chairman of the Board of Directors, President and Chief Executive Officer of the TearDrop Golf Company, a Nasdaq-listed company, which position he has held since September 1996 and of the Tommy Armour Golf Company, a wholly-owned subsidiary of TearDrop Golf Company, since November 1997. Mr. Slucker was the Chief Executive Officer of the Atlas Group of Companies, Inc. ("Atlas"), which imported and marketed hardware and consumer products, from 1978 until 1990, when it was sold. Since 1990, Mr. Slucker has been a venture capital investor. He currently serves on the board of directors and/or is a principal stockholder of Major league Fitness, a chain of fitness centers associated with Major league Baseball through a licensing agreement and Babylon

Enterprises and Beacon Concessions, which, together, currently own and operate the Beacon Theater in Manhattan. Mr. Slucker graduated from the University of Cincinnati with a Bachelors Degree in 1971.

      Barry Budilov has been President and Chief Executive Officer of the Company and has served as a Director since the Company's inception in 1995. From 1989 to 1995, Mr. Budilov served as the President of Chanuk, the predecessor of the Company. Prior thereto and since 1987, Mr. Budilov served as Chief Financial Officer of Eco-Med, Inc., which was sold in 1989 to Avicare, Inc., a publicly-traded company. Mr. Budilov is a certified public accountant. Mr. Budilov graduated magna cum laude from George Washington University with a Bachelor's Degree in accounting in 1997.

      Kenneth B. Kitnick has served as Executive Vice President of the Company since June 1996. Prior to joining the Company he spent sixteen years in the optical industry as Vice President and Chief Operating Officer of Windsor, which the Company acquired in January 1997. Mr. Kitnick graduated from Franklin & Marshall College with a Bachelor's Degree in mathematics in 1983.

      Raymond Green has served as Treasurer of the Company since the Company's inception in 1995. From 1992 to 1994 he served as the controller of The Backe Group, Inc., a holding company in the communications field. Prior thereto and since 1990, he was the Controller for Water-Jel Technologies, Inc., a manufacturing company with securities traded on Nasdaq. Prior thereto and since 1987, he was employed as a staff accountant for Abo, Uris & Altenburger, a certified public accounting firm. Mr. Green graduated from Iona College in 1983 with a Bachelor's Degree in finance.

      Jay Rice has been the managing partner of the law firm of Nagel Rice & Dreifuss since 1983 and has served as a Director of the Company since June 1997. He served as a member of the advisory board to Summit Bank from 1989 to 1991. Since 1990, he has served as a trustee and is now the President of the Jewish Community Housing Corp. and has been a member of the Board of Trustees of the United Jewish Federation of Metrowest since 1995. Prior to joining Nagel Rice & Dreifuss, Mr. Rice served as a law clerk to the Honorable Baruch S. Seidman of the New Jersey Superior Court, Appellate Division from 1977 to 1978. Mr. Rice has authored several legal articles and has served as a lecturer. Mr. Rice is a member of the Essex County Bar Association, the New Jersey State Bar Association (serving as Chairman of the Equity Jurisprudence Committee from 1989 to 1991) and the American Bar Association. Mr. Rice receive his Juris Doctorate from Rutgers University in 1977.

      Jeffrey Seiken practices law in Philadelphia, Pennsylvania in the law offices of Jeffrey Seiken and has served as a Director of the Company since June 1997. From 1988 through 1996, Mr. Seiken was a partner with the law firm of Rush & Seiken. He was one of the initial founders and investors in American Health Care, a corporation formed in 1988. American Health Care provides nursing home care to elderly individuals with facilities in New Jersey, Alabama, Indiana and Oregon. In addition, Mr. Seiken has been involved in real estate development since 1985. Mr. Seiken has also served as a member of the Whitemarsh Township, Pennsylvania Sewer Authority and the Whitemarsh Township Planning Commission.

      For a period of 36 months, H.J. Meyers & Co., Inc. and National Securities Corporation have the right to appoint either a member to the Company's Board of Directors or an observer to attend all meetings of the Board of Directors. The observer will have no right to vote on any matters before the Board. No observer has been appointed.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Chicago Stock Exchange. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company's executive officers, directors and persons who beneficially own more than ten percent of the Company's equity securities, the Company believes that other than the initial report (Form 3) of beneficial ownership by Kenneth Kitnick, Raymond Green, Jeffrey Seiken, Barry Budilov, Rudy Slucker and Jay Rice which were filed late all required reports have been filed.

Meetings of the Board and Committees

      During fiscal year 1998, the Board of Directors held two meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended March 31, 1998.

      The Board of Directors has created a Compensation Committee and an Audit Committee. The Board of Directors has not created a Nominating or similar Committee. The members of both the Compensation Committee and Audit Committee consist of Jeffrey Seiken and Jay Rice.

      The Compensation Committee, which held no meetings during fiscal year 1998, has jurisdiction on behalf of the Company to approve, disapprove, modify or amend all plans to compensate employees including bonuses. The Compensation Committee determines the salaries of employees of the Company who are directors and also determines the salaries of all other employees of the Company who are officers or who occupy such other positions as may be designated by the Compensation Committee.

      The Audit Committee, which held no meetings during fiscal year 1998, periodically reviews the Company's auditing practices and procedures, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders.

                Compensation Of Directors And Executive Officers

      The following table sets forth information concerning the compensation paid or accrued by the Company for fiscal years ended March 31, 1996, March 31, 1997, and March 31, 1998, to Barry Budilov, President and Chief Executive Officer, Rudy Slucker, Chairman of the Board and Kenneth B. Kitnick, Executive Vice President of the Company. No other executive officer of the Company earned more than $100,000 in salary and bonus during the last fiscal year.

                                  Annual Compensation                 Long-Term Compensation
                                  -------------------                 ----------------------
Name and                                                   Other
Principal                                                 Annual      Number of   All Other
Position            Fiscal Year   Salary       Bonus    Compensation    Options  Compensation
-------------       -----------   ------       -----    ------------  ---------  ------------
Barry Budilov
  President
  and Chief            1998      $230,580       $0      $32,742(2)        0       $8,473(3)
  Executive            1997      $250,000       $0      $32,742(2)        0       $8,473(3)
  Officer              1996(1)   $169,900       $0      $32,742(2)      54,833    $8,473(3)

Rudy A. Slucker
  Chairman of          1998      $245,000       $0      $32,742(2)        0       $8,473(3)
  the Board            1997      $260,000       $0      $32,742(2)        0       $8,473(3)
  of Directors         1996(1)   $172,000       $0      $32,742(2)      54,833    $8,473(3)

Kenneth B. Kitnick
  Executive            1998      $105,040       $0      $5,591            0        $260
  Vice                 1997      $105,040       $0      $5,591            0        $0
  President            1996      $0             $0      $0             151,667     $0

(1)   Fiscal 1996 consisted of approximately 11 months.

(2) Include payments for medical insurance, disability insurance and auto insurance. Also includes $17,106 for automobile allowance.

(3)   Represents payment for life insurance.

Compensation Arrangements

      The Company entered into an employment agreement with Barry Budilov, effective on March 18, 1998 pursuant to which he will serve on a full-time basis as President and Chief Executive Officer of the Company for a period of three years. The agreement provides for an annual base salary of $200,000 subject to annual increases at the discretion of the Board of Directors. The agreement also contains a confidentiality provision and a provision prohibiting Mr. Budilov from competing with the Company for a period of six months subsequent to the termination of his employment. The Company has agreed to pay Mr. Budilov an amount equal to six months salary in the event of a change of control or in the event his agreement is not renewed. In the event Mr. Budilov is terminated without cause, the Company breaches the terms of the agreement or upon the relocation of the Company to a place outside of the Philadelphia metropolitan area, which leads to Mr. Budilov's resignation, the Company will pay to Mr. Budilov his base salary unpaid through the greater of the termination date or a period of six months. The agreement also provides for the payment of additional benefits of approximately $41,000 annually.

      The Company entered into a consulting agreement with Rudy Slucker, effective on March 18, 1998, pursuant to which he will serve as Chairman of the Board of the Company for a period of three years. The agreement will provide for an annual consulting fee of $100,000, subject to annual increases at the discretion of the Board of Directors. Mr. Slucker will not be required to devote any minimum amount of time to the affairs of the Company and is subject to an employment agreement with another company. The consulting agreement also contains a confidentiality provision and a provision prohibiting Mr. Slucker from competing with the Company for a period of six months subsequent to the termination of his employment. The Company has agreed to pay Mr. Slucker an amount equal to six months fee in the event of a change of control or in the event his agreement is not renewed. In the event Mr. Slucker is terminated without cause, the Company breaches the terms of the agreement or upon the relocation of the Company to a place outside of the Philadelphia metropolitan area, which leads to Mr. Slucker's resignation, the Company will also pay Mr. Slucker his basic fee unpaid through the greater of the termination date or a period of six months. The agreement also provides for the payment of additional benefits of approximately $41,000 annually.

      The Company entered into an employment agreement with Kenneth Kitnick, effective on June 26, 1996, pursuant to which he is serving on a full-time basis as a Vice President of the Company for a period of four years. The agreement provides for an initial base salary of $105,000, plus an automobile allowance and provides for annual minimum increases through the year of 1999 to a maximum of $120,000. The agreement has been amended, as of June 30, 1997, to provide for the grant as of the date of the agreement to Kenneth Kitnick of options to purchase 151,667 shares of Common stock at an exercise price of $1.50 per share, vesting over a period of five years. The agreement contains a non-compete provision which prohibits Kenneth Kitnick from directly or indirectly competing with the Company for a period of one year upon termination.

Compensation of Directors

      At present, no separate cash compensation or fees are payable to directors of the Company, other than reimbursement of expenses incurred in connection with attending meetings. The Company expects, however, that new non-employee directors not otherwise affiliated with the Company or its stockholders will be paid $500 per meeting and reimbursement for reasonable out-of-pocket costs for attending meetings.

Option Exercises and Fiscal Year-End Values

      Shown below is information with respect to the exercise of options to purchase Common Stock by the Chief Executive Officer and the named executive officers and unexercised options to purchase shares of Common Stock granted to the Chief Executive Officer and such named executive officers.

           Aggregated Option Exercises In Last Fiscal Year and Fiscal
                             Year-End Option Values

                                                                  Number of Shares Underlying     Value of Unexercised
                                                                  Unexercised Options at          In-the-Money Options at
                          Shares to be Acquired    Value          Fiscal Year End (1)             Fiscal Year End (1)
Name                      on Exercise (#)          Realized $     Exercisable/Unexercisable       Exercisable/Unexercisable
----                      -----------------------  ----------     -------------------------       -------------------------
Rudy A. Slucker                      0                   0                   54,833/0                    $322,144/0(2)
Barry Budilov                        0                   0                   54,833/0                    $322,144/0(3)
Kenneth  B. Kitnick                  0                   0                  151,167/0                    $701,460/0(4)

(1)   Assuming a value of $6.125 per share.

(2) Does not include an option to purchase 500,000 shares of Common Stock for $6.00 per share granted personally by Mr. Budilov to Mr. Slucker

(3) Messrs. Budilov and Slucker were granted options to acquire 54,833 shares of Common Stock at an exercise price of $.25 per share.

(4) Mr. Kitnick was granted options to acquire 151,667 shares of Common Stock at an exercise price of $1.50 per share.

      Amounts shown represent the market value of the underlying shares of Common Stock at year-end, calculated using the March 31, 1998 closing price per Share of Common Stock of $6.125 on the Chicago Stock Exchange. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of shares of Common Stock exceeds the exercise price per share when the stock options are exercised. The actual value realized may be greater than the value shown in the table.

Indemnification of Directors and Officers and Limitation of Liability

      As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation includes a provision that eliminates personal liability for its directors for monetary damages for breach of fiduciary duty as a director except for liability: (i) for breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; and (iv) for any transaction from which the director derived an improper personal benefit.

      As permitted by Section 145 of the DGCL, the Company's Amended Certificate of Incorporation and By-Laws provide that: (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; (ii) the Company may indemnify other persons as set forth in the DGCL;
(iii) rights conferred in the By-Laws are not exclusive; and (iv) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the

Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      The Company has obtained directors and officers liability insurance with an annual aggregate coverage limit of at least $1 million.

Stock Option Plans

      On November 12, 1997, the Board of Directors and the stockholders of the Company adopted the 1997 Employee Stock Option Plan ("Plan") and reserved 150,000 shares of Common Stock, for issuance thereunder. The Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 442 of the Internal Revenue Code of 1986, as amended ("Code"), and for the granting of nonstatutory stock options to employees, consultants and independent contractors. The Plan is currently administered by the entire Board of Directors of the Company. The Plan terminates on June 5, 2007 unless terminated earlier by the Company's Board of Directors.

      The exercise price per share of incentive stock options granted under the Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, in accordance with the Underwriting Agreement relating to the Company's initial public offering on March 18, 1998, the Company has agreed not to grant any options under the Plan with an exercise price per share less than the initial public offering price of the Common Stock. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option must be equal to at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. The terms of all other options granted under the Plan may exceed ten years. Upon a merger of the Company, the options outstanding under the Plan will terminate unless assumed or substituted by the successor corporation. To date, no options have been granted under the Plan.

Certain Relationships And Related Transactions

      On May 3, 1995, the Company was formed by Rudy A. Slucker, the Company's current Chairman of the Board of Directors, and Barry Budilov, the current President and Chief Executive Officer of the Company, at which time each of Mr. Slucker and Budilov were issued 1,750,000 (giving effect to the 1,166,667 for one stock split) shares of Common Stock for $.0003 per share and, as of such date, were each granted options to acquire 54,833 of Common Stock at an exercise price of $.25 per share.

      On May 10, 1995, the Company acquired from Chanuk, Inc. ("Chanuk"), the predecessor of the Company, substantially all of the assets of Chanuk valued at approximately $6 million and assumed an aggregate of approximately $5.7 million of liabilities of the business of Chanuk. The Company acquired Chanuk for approximately $700,000, which amount was determined by negotiation between the shareholders of Chanuk and the Company based primarily on the perceived net asset value of Chanuk at the time. The assume liabilities included indebtedness of Chanuk to Mr. Slucker of approximately $508,000. In addition, Daniel Messinger, an uncle of Mr. Budilov's wife, was repaid $250,000 in debt from the proceeds of the sale. Chanuk, a company engaged in the wholesale sale and distribution of eyewear, was a company owned approximately 10% by a partnership controlled by Rudy A. Slucker and 74% by the mother-in-law of Barry Budilov. Chanuk was incorporated in Pennsylvania on December 3, 1965 and commenced its eyewear business in 1980. The above $700,000 purchase price was represented by the issuance by Messrs. Budilov and Slucker of promissory notes in the principal amount of $343,500 each to Chanuk.

      In consideration of the issuance of promissory notes to Chanuk, the Company issued promissory notes for $343,500 to each of Rudy A. Slucker and Barry Budilov. In addition, on May 8, 1995, the $508,000 in debt previously owed from Chanuk to Mr. Slucker was assumed by the Company and took the form of a promissory note. All three obligations are represented by demand promissory notes that bear interest at 8% per annum. In addition, the promissory notes are convertible at the option of the holders at any time at a per share price equal to the initial public offering price (the "Convertible Notes").

      The Company's indebtedness includes approximately $1.18 million to principal and interest, payable to Mr. Slucker and Mr. Budilov under the 8% Convertible Notes. The Convertible Notes are repayable at 8% per annum, subject to restrictions contained in the Company's loan agreement with CoreStates Bank, on March 31, 2000. Interest accrues and is payable quarterly at the rate of 8% per annum. If the Company has earnings equal to or in excess of $.60 per share for the year ending March 31, 1999, the Convertible Notes may be prepaid at the option of the holder commencing on March 31, 1999. The Convertible Notes may be converted at any time into shares of Common Stock at the initial public offering price per share. The Company's revolving line of credit with CoreStates Bank restrict the payment of dividends to stockholders and provides for a variety of conditions of default, including the continuing participation of Rudy A. Slucker and Barry Budilov in their current management positions.

      Upon consummation of the acquisition of Chanuk, in May 1995, the Company entered into a Consulting Agreement with Chanuk. The agreement became effective on May 10, 1995 and terminates on May 9, 2005. Pursuant to the agreement, two prior officers of Chanuk who are relatives of Mr. Budilov provided advisory and consulting services to the Company on behalf of Chanuk, for which Chanuk received the sum of $26,000 per year, which was to be payable over a ten year period in installments of $500 per week. The time and effort devoted to the Company on a weekly basis did not exceed five hours per week. The Company also entered into a consulting agreement with Central City Optical, Inc. ("Central City"), a company owned by Daniel Messinger (one of the relatives referred to above) pursuant to the same terms as set forth above, which agreement will continue in effect until May 9, 2005. In addition, in November 1997, Chanuk assigned its rights and obligations under its consulting agreement to Central City, Mr. Messinger provides consulting services to the Company on behalf of Central City.

      In June 1996, the Company acquired substantially all of the assets (the "Windsor Acquisition") of Windsor Optical, Inc. ("Windsor"). In connection with the Windsor Acquisition, the Company acquired trademark licenses with Kenneth Jay Lane and John Lennon, among others. The aggregate consideration for the Windsor Acquisition was $550,000, including $100,000 in cash and two promissory notes, payable to Windsor, in the aggregate principal amount of $450,000. Kenneth Kitnick, who subsequently because an officer of the Company, was an officer and principal shareholder of Windsor.

      Upon consummation of the Windsor Acquisition, the Company entered into an employment agreement with Kenneth Kitnick and a consulting agreement with Jay Kitnick. Jay Kitnick is the father of Kenneth Kitnick. The three-year consulting agreement with Jay Kitnick provides for 36 monthly payments of $6,944 commencing on June 20, 2004. The agreement contains a non-compete provision prohibiting Jay Kitnick from directly or indirectly competing with the Company for a period of three years from June 25, 1996.

      In February 1997, the Company acquired from Summit Bank (the "Bank"), pursuant to a Collateral Sale Agreement (the "Renaissance Acquisition"), substantially all of the assets of Renaissance Eyewear Group ("Renaissance"). The Bank had acquired the assets of Renaissance in a foreclosure proceeding instituted by the Bank. The aggregate consideration paid to the Bank for Renaissance was $3,446,000. Edward Kauz, who had a right to become a Vice Chairman of the Board of the Company was an officer, principal stockholder and significant shareholder of a debtor to Renaissance.

      Mr. Kauz remains the sole stockholder of Renaissance. At the time that the Company acquired the assets of Renaissance, a company 50% owned by Mr. Kauz owed Renaissance $2.8 million which receivable had been written down to no value at the time of the acquisition of Renaissance. The Company has entered into a five-year consulting agreement with Edward Kauz which became effective on February 27, 1997. The agreement provides for aggregate payments to Mr. Kauz of $200,000 subject to certain conditions set forth in a supplemental agreement, dated February 27, 1997. In addition, under an amendment to such agreement dated as of June 30, 1997, Mr. Kauz waived his right to serve as Vice Chairman of the Board of Directors and was granted as of February 27, 1997 a five-year option to purchase 180,833 shares of Common Stock for five years for $3.00 per share.

      In connection with the revolving loan facility from CoreStates Bank to the Company, each of Rudy Slucker and Barry Budilov, and their respective spouses, have provided personal guarantees of no more than $500,000 each, securing the Company's indebtedness.

      From February 4, 1997 through February 1, 1998, in connection with, and to assist the Company in financing its costs related to the acquisition of substantially all of the assets of Renaissance and the integration of the business of the Company and for working capital, Rudy A. Slucker loaned the Company $576,000, payable upon demand with interest at 8% per annum. This loan was repaid from the proceeds of the Company's public offerings dated March 18, 1998.

      In July 1997, Messrs. Budilov and Slucker entered into an agreement with the landlord of the Company's facility to purchase such facility. In anticipation of such purchase, Messrs. Budilov and Slucker have also entered into an agreement to rent such facility to the Company at substantially the same terms and conditions set forth in the Company's current lease. In August 1998, a partnership owned by Messrs. Budilov and Slucker purchased the facility and the Company is currently leasing the building from such partnership for an annual rental rate of $307,400, being the same rate previously paid by the Company.

      In January 1998, Mr. Budilov granted to Mr. Slucker an option to purchase 500,000 shares of Common Stock owned by Mr. Budilov for $6.00 per share.

      Management believes that each of the above transactions was made pursuant to terms no less favorable than the terms reasonably expected in third-party, unaffiliated transactions.

PROPOSAL 2. APPROVAL AND RATIFICATION OF PROPOSED RESTRUCTURING PLAN

Background

      As of October 12, 1998, the Board of Directors of the Company unanimously adopted a Plan of Internal Restructuring (the "Restructuring Plan") attached to this proxy statement as Appendix A, subject to the consideration and approval of the shareholders of the Company (the "Restructuring"). If approved by the shareholders and implemented by the Company, the Restructuring will have no direct impact on the holders of outstanding Common Stock of the Company, since it will not entail any increase or decrease or other material modification in the nature or number of shares of authorized or outstanding capital stock of the Company.

      As further described below, there are a number of considerations that management of the Company believes make it prudent and desirable to pursue the
Restructuring:

            (1) management believes that the resulting restructure will insulate certain valuable intangible assets of the Company and better enable the Company to expand by completing corporate acquisitions and insulating from each other the operations of the seperately acquired businesses.

            (2) the Restructuring will not result in the acquisition or disposition of any material assets of the Company, except for the transfer of tangible assets to a newly created subsidiary that will be controlled by the Company;

            (3) management believes that the resulting structure will result in significant income tax savings on the state level;

            (4) the resulting structure can be accomplished tax free for both federal and state income tax purposes;

            (5) no shares of capital stock of the Company will be issued or redeemed and the Restructuring will not otherwise have no material impact on the rights of shareholders of the Company; and

            (6) the Restructuring is not expected to entail any material federal or state tax costs to the Company or to shareholders of the Company.

      There is currently uncertainty as to whether Delaware law requires that the Restructuring be submitted to a vote of shareholders prior to its implementation. This uncertainty results because it is unclear whether the Restructuring constitutes a transfer of substantially all of the assets of the Company out of the ordinary course of business within the meaning of Section 271 of the Delaware General Corporation Law. As such, while the transfer of tangible assets will be made by the Company only to a new subsidiary that will be controlled by the Company, existing legal precedent in Delaware provides no assurance that a shareholder vote is not required. Given this uncertainty, the Company has determined to seek shareholder approval by the affirmative vote of holders of a majority of the total number of outstanding shares of Common Stock of the Company at the record date September 24, 1998. If the shareholders fail to approve the Restructuring as proposed, the Board will attempt to evaluate the concerns of shareholders and determine whether to (1) implement selected aspects of the Restructuring Plan that do not require shareholder approval, or (2) table the Restructuring Plan for possible reconsideration at a future date.

Reasons for the Restructuring

      Management of the Company believes that the creation of a new subsidiary and formation of a Delaware holding company contemplated by the Restructuring Plan could result in income tax savings at the state and local level. In addition, the Restructuring Plan will better enable the Company to expand by completing corporate acquisitions and insulating from each other the operations of the seperately acquired businesses.

      At the time that the Company completed its initial public offering, it stated that it intends to expand its business, through, among other things, the acquisition of other companies in related businesses. By establishing the Company as a Delaware holding company, the Company will be able to separate the liabilities of each corporate enterprise from the Company's other corporate assets.

      The Company also believes that by transferring the tangible operating assets of the Company to an operating subsidiary, it may recognize significant income tax savings.

      Management of the Company has also considered the possibility that the more elaborate structure contemplated by the Restructuring Plan may introduce a certain amount of added complexity into the administration of the Company's affairs, but believes the added administrative and accounting burdens and costs will be justified by the benefits that may be realized. The Company will be required to maintain a bona fide office in Delaware and hold its annual meetings in Delaware.

Description of the Restructuring Plan

General

      The Restructuring Plan contemplates that the Company will transfer all of its tangible assets to a newly-created Pennsylvania corporation (the "New Subsidiary") under a tax-free transaction under Section 351 of the Internal Revenue Code of 1986 as amended (the "Code"), in exchange for voting common stock of the New Subsidiary. The proposed name, function, and assets and liabilities of, and certain additional information concerning, the New Subsidiary are described in the Restructuring Plan set forth in Appendix A to this proxy statement.

      The principal executive office of the New Subsidiary would be located at 3600 Marshall Lane, Bensalem, Pennsylvania 19020, telephone number (800) 523-4675 which is the same address currently used by the Company. The Company anticipates that the Chairman, the President and the Treasurer of the Company would initially be elected to serve as the Board of Directors of the New Subsidiary.

Effect on Shareholder Rights

      The Restructuring will not entail the issuance or redemption of any shares of capital stock of the Company.

      If the Restructuring Plan is implemented, all of the tangible assets of the Company will be transferred to the New Subsidiary. The result will be that the Company's right to control the use and disposition of such assets will be exercised less directly than in the past, by means of control over the composition of the Board of Directors of the New Subsidiary, which in turn will elect the officers and otherwise control the business and affairs of the New Subsidiary. The officers of the New Subsidiary will be comprised principally of persons also serving as officers and other senior executives of the Company.

      Management of the Company does not anticipate that any of the effects described above will in fact result in any material adverse impact on the Company's operations or on the rights of shareholders of the Company.

Financial Accounting Implications

      For financial accounting and reporting purposes, the New Subsidiary will be fully consolidated with the Company and the Restructuring transaction is not expected to otherwise have any material financial reporting implications for the Company.

Federal Income Tax Consequences

      The Restructuring will not have any federal tax consequences for individual shareholders of the Company.

      Subject to certain possible exceptions that are not expected to apply in the context of the Restructuring, the transfer of assets to the New Subsidiary in exchange for voting common stock of that subsidiary generally is treated as a tax-free exchange under Section 351 of the Code. Consequently, it is expected that neither the Company nor the New Subsidiary will recognize gain or loss as a result of the Restructuring.

      It is not expected that the Restructuring will have any material adverse effect on the Company's effective federal income tax rate, and management expects that state taxes will be decreased significantly as a result of the Restructuring.

Implementation; Modification or Abandonment

      If the Restructuring Plan receives the approval of the Company's shareholders, management of the Company expects that it will immediately implement the various elements of the Restructuring.

      The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its shareholders for the Board to reserve the power to modify or abandon the Restructuring Plan in whole or in part after it has been approved by the shareholders of the Company, provided that any such modification or abandonment does not have any material adverse effect on individual shareholders or on the Company's financial condition or operations. Management of the Company does not presently anticipate that the abandonment or material modification of the Restructuring Plan will prove to be necessary or desirable.

      The Board of Directors recommends that the shareholders of the Company vote FOR the approval of the proposed Restructuring Plan.

Stockholder Proposals For Next Annual Meeting

      Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company at its offices at 3600 Marshall Lane, Bensalem, Pennsylvania 19020, on or before July 26, 1999, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

Expenses Of Solicitation

      The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Other Matters

      The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

                                          By Order of the Board of Directors


                                          Raymond Green
                                          Secretary

                                   APPENDIX A

                         Ambassador Eyewear Group, Inc.

                         Plan of Internal Restructuring

      The Plan of Restructuring (the "Plan") contemplates that Ambassador Eyewear Group, Inc., a Delaware corporation (the "Company"), will establish a new subsidiary. Ambassador Eyewear Operations, Inc. ("Operations"), which would serve as an operating company in Pennsylvania. In addition, the Company will discontinue its current operations in Pennsylvania and establish a corporate office in Delaware which would serve as a holding company. The Company, in essence, will become the Delaware holding company and retain all of the intangible assets and will transfer all of its tangible assets to the newly formed Pennsylvania subsidiary.

I. Transfer of Tangible Assets to and Assumption of Certain Liabilities by Operations.

      As of an Effective Date or Dates to be determined (such dates to be as soon after approval of this Plan by the shareholders of the Company as deemed prudent and practicable by the officers of the Company) the following transfers of assets and operations will be implemented.

      1. Transfer of Employees. The Company will transfer to Operations all of the employees described in Schedule A.

            A. Operations will assume and be responsible for all obligations of the Company with respect to the transferred employees;

            B. Operations will assume and be responsible for accrued benefits of all transferred employees for vacation and sick leave;

            C. All benefit plan account balances will be transferred by the Company to the comparable plan accounts of Operations, excluding stock option plans.

      2.    Leases. Operations will assume the following:

            A. Lease of the Company's former principal offices occupying approximately 60,000 square feet in Philadelphia, Pennsylvania.

            B. Lease of the Company's current location in Bensalem, Pennsylvania.

      3. All Other Tangible Assets. The Company intends to transfer and Operations shall acquire all of its furniture, fixtures and displays, equipment, loans/notes payable to and by Company, inventory, accounts receivables, all debt (short and long-term), equipment leases and agreements, all other leases payable by Company, consulting and employment agreements, and any and all other tangible assets.

      4. Taxes/Utilities. As of the applicable Effective Date, real and personal property taxes, water, gas, electricity and other utilities, and similar matters associated with any of the assets transferred by the Company to Operations will be prorated between the Company and Operations and such amounts shall be due to the Company or Operations as a result of such proration will be promptly paid to the other following the Effective Date.

II.   Discontinuance of Current Operations and Formation of Holding Company.

      The Company will discontinue its current operations in Pennsylvania and reclassify itself into a Delaware holding company. Such format, will enable the officers of the Company to insulate certain valuable corporate assets above the new operating company to be created in Pennsylvania. The following is a list of certain intangible assets such as trademarks to be maintained by the Company under the new holding company format.

      1.    Trademarks and Tradenames: Listed on Schedule B.

      2. Licensing Agreements: The retained license agreements indicated on Schedule C.

III. Miscellaneous. The Company and Operations will enter into such additional agreements, documents and instruments as the officers of the Company deem necessary or advisable to effectuate the general purposes of this Plan.

IV. Modification. This Plan may be modified by the officers of the Company at any time and from time in any fashion which the Chairman and the President of the Company deem advisable and in the best interest of the Company; provided, however, that no modification shall be implemented without the approval of the Company's Board of Directors if it would result in any tax being imposed on the individual shareholders of the Company as such or would result in a materially increased tax burden or other material adverse effect on the Company and Operations taken as a whole.

                                    AMBASSADOR EYEWEAR GROUP, INC.

                                    By:_________________________________
                                    Its:________________________________

AGREED TO:

AMBASSADOR EYEWEAR OPERATIONS, INC.

By:___________________________
Its:__________________________

                         AMBASSADOR EYEWEAR GROUP, INC.

      The undersigned hereby appoints Barry Budilov, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of Ambassador Eyewear Group, Inc. (the "Company"), to be held at the Company's offices at 3600 Marshall Lane, Bensalem, Pennsylvania 19020 on November 23, 1998, at 1:00 p.m., eastern time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. |_| FOR or |_| WITHHOLD AUTHORITY to vote for the following nominees for election as directors. Rudy A. Slucker, Barry Budilov, Jay Rice, Jeffrey Seiken.

     (INSTRUCTION: to withhold authority to vote for an individual nominee, write the nominee's name on the line provided below.)

    ------------------------------------------------------------------------

2. To appove Plan of Internal Restructuring under which the Company proposes to transfer all of its assets to a newly created Pennsylvania subsidiary and reclassify the Company as a Delaware holding company which would retain the Company's intangible assets.

      FOR |_| AGAINST |_| ABSTAIN |_|

3. The Proxy is authorized to vote in his discretion upon such other matters as may properly come before the meeting.

                                                 (Continued on the reverse side)

(Continued from previous page)

      The Proxy will vote as specified herein or, if a choice is not specified, he will vote "For" the nominees listed in Item 1 and "For" the proposals set forth in Item 2.

      The Proxy is solicited by the Board of Directors of the Company.

                        Receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement dated October 23, 1998 and Annual Report to Stockholders is hereby acknowledged

                        DATED______________________________________________,1998
                        ________________________________________________________
                        ________________________________________________________
                        ________________________________________________________
                                            (Signature)

                        (Please sign exactly as your name appears hereon, indicating where proper, official position or representative capacity).